EXHIBIT 99.1

Ralph Lauren Adds Linda Findley Kozlowski to Board of Directors

NEW YORK – (BUSINESS WIRE) – Ralph Lauren Corporation (NYSE:RL, the "Company"), a global leader in the design, marketing, and distribution of premium lifestyle products, announced today that it has nominated Linda Findley Kozlowski to stand for election to the Company's Board of Directors at the 2018 Annual Meeting of Stockholders, in August 2018. The appointment will bring the number of Directors on the Company's Board to 14, and reflects the Company’s commitment to continue to expand and diversify its Board, following the nomination of Angela Ahrendts and recent election of Michael George in May.

"We continue to build on the strength of our Board with the addition of Linda," said Mr. Ralph Lauren, Executive Chairman and Chief Creative Officer. “Linda shares our passion for creativity and the consumer and brings deep experience from her work at some of the most sophisticated and innovative online retail platforms in the world. We look forward to benefiting from her perspective and expertise.”

Patrice Louvet, President and Chief Executive Officer, said, “We are thrilled to welcome Linda and know we will benefit greatly from her digital commerce, business development and marketing expertise as we continue to elevate our brand and deepen our connections with consumers around the world.”

Ms. Kozlowski brings 25 years of experience in operations, international marketing, business development, public relations, and customer service. She possesses a deep expertise in the ecommerce industry through her current role as Chief Operating Officer of global marketplace Etsy, Inc., and earlier tenure at Alibaba.com, where she led global marketing, business development, and customer service. Prior to joining Etsy in 2016, Ms. Kozlowski was the Chief Operating Officer of Evernote, where she oversaw worldwide operations and led cross-functional teams in offices across seven countries. She has also held leadership positions in communications firms including Fleishman-Hillard, Text 100, and Schwartz Communications. She currently serves on the Board of Styleseat, Inc., an online platform for beauty and wellness professionals, and Dress for Success, a not-for-profit organization focused on empowering women.

Ms. Kozlowski said, “I have always been inspired by the Ralph Lauren brand because it’s grounded in authentic heritage, enduring values and timeless style. I’m honored to join the Board as Ralph and Patrice continue to expand the brand’s connection with consumers globally.”

More information about Ralph Lauren's Board of Directors and corporate governance practices can be found on the Company's web site at http://investor.ralphlauren.com.

ABOUT RALPH LAUREN CORPORATION
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren Purple Label, Ralph Lauren Collection, Double RL, Polo Ralph Lauren, Polo Ralph Lauren Children’s, Ralph Lauren Home, Lauren Ralph Lauren, RLX, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

Contacts

MEDIA
Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
or
Corporate Communications:
Katie Ioanilli, 212-205-5947
rl-press@ralphlauren.com